Exhibit 99.1

Insignia Systems Inc.

Board of Directors Access and Communications Policy

Adopted January 13, 2016

Purpose

The objectives of this policy are to ensure that (i) the Board of Directors (the “Board”) of Insignia Systems Inc. (the “Company”) has appropriate access to members of management of the Company and the Company’s books and records to facilitate directors’ roles as active, informed and engaged fiduciaries and (ii) communications with the public and others regarding the Company are accurate, consistent and in compliance with applicable regulatory requirements. The Board will oversee this policy and periodically consider any changes to this policy that may be deemed to be necessary or desirable by the Board.

Access to Management and Books and Records

The Company will provide directors with access to the principal executive officer (the “PEO”) and the principal financial officer (the “PFO”) of the Company.  In addition, the Board welcomes regular attendance at each Board meeting of executive officers and other members of senior management of the Company. Directors will also be provided access to (i) members of management and employees of the Company (collectively, “Employees”) other than the PEO and PFO and (ii) the Company’s books and records, in each case, for any purpose and to the extent reasonably related to the Board’s responsibilities. Directors will coordinate any such access sufficiently in advance thereof with any Chairman of the Board (each, a “Chairman”) and the PEO or PFO, who may establish appropriate procedures therefor. Directors will use their judgment to ensure that any such access is not disruptive to, and does not impose an undue burden on, the business or operations of the Company. Directors will not give direction to Employees, other than through the PEO or PFO, and will refrain from any communications with Employees that are false, misleading or disparaging.

Communications with Public and Others

The Board believes that each Chairman, the PEO and PFO speak for the Company. Other employees and agents of the Company or its subsidiaries may, from time to time, be designated by a Chairman, the PEO or PFO to speak on behalf of the Company or to respond to specific inquiries from the investment community or the media. Directors are expected to refrain from communicating with institutional investors, other stockholders, governmental, regulatory and community officials, analysts, the press and other constituencies regarding the Company. Individual Board members may, from time to time, at the request of the PEO or a Chairman, meet or otherwise communicate with various constituencies of the Company.

Violation of Policy

Violation of this policy has the potential to result in serious adverse consequences to the Company and/or cause significant disruption to the conduct of the Company’s business and operations. The Board shall review instances of non-compliance with this policy that are brought to its attention. Violation of this policy may result in one or more of the following actions with respect to the offending director, as well as pursuit of any other available remedies:

•                  The offending director may not be re-nominated for election to the Board at the next annual meeting of shareholders;

•                  A special meeting of shareholders may be called for the purpose of removing the offending director; or

•                  The Company may seek the removal of the offending director via the equitable remedies available under applicable law.